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                                  Exhibit 23.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


To the Board of Directors
Infowave Software Inc.


We consent to the incorporation by reference in the registration statement (No. 333-11260) on Form S-8 of Infowave Software Inc. of our report dated February 4, 2000 and our comments by auditor for U.S. readers on Canada -- U.S. reporting difference dated February 4, 2000, with respect to the balance sheets of Infowave Software Inc. as of December 31, 1999 and 1998, and the related statements of operations, deficit and cash flows for each of the years in the three year period ended December 31, 1999 and all related schedules, which report appears in the December 31, 1999 annual report on Form 10-K of Infowave Software Inc. Our comments by auditor for U.S. readers on Canada -- U.S. reporting difference states that reporting standards for auditors in the United States would require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue to operate as a going concern, such as those described in note 1(a) to the financial statements. The financial statements referred to above do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada
March 30, 2000